Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated September 2, 2026, with respect to the financial statement of
Accelevation Holdings Corp. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Cincinnati, Ohio
September 2, 2026